RCM Technologies, Inc.                               Tel:  856.486.1777
2500 McClellan Avenue                                Fax:  856.488.8833
Pennsauken, NJ 08109-4613                                info@rcmt.com
                                                         www.rcmt.com
Corporate Contacts:
Leon Kopyt
 Chairman, President & CEO
Brian Delle Donne
 Chief Operating Officer
Stanton Remer, CPA
 Chief Financial Officer
Kevin D. Miller
 Senior Vice  President

                               PRESS R E L E A S E
                        RCM TECHNOLOGIES, INC. ANNOUNCES
                            UNFAVORABLE JURY VERDICT

         Pennsauken, NJ - January 27, 2003 -- RCM Technologies, Inc. (NNM: RCMT) announced today that on January 24, 2003, a New Jersey Superior Court jury returned a $7.6 million verdict against the Company in an action stemming from claims by two shareholders, who were formerly officers and directors of the Company, that they were wrongfully limited in disposing of their restricted shares. Prejudgment interest on the verdict will likely be sought. The Company believes that it has a substantial legal basis for securing a reduction of the verdict. Also, the Company will attempt to obtain a new trial on the damages award and plans to appeal any judgment that maybe ultimately entered against the Company. In addition, the Company is actively pursuing professional liability claims against its former transactional counsel that, if successful, would enable the Company to offset, in whole or in part, any liability it incurs to the plaintiffs in the pending litigation.

         The Company will record a charge and provide a legal reserve for the verdict in the approximate amount of $8.6 million. This charge will be reflected in the Company's financial results included in its annual report on Form 10-K for the year ended December 31, 2002.

         Should the Company be successful in pursuing any of its various avenues of legal recourse with respect to the verdict, the legal reserve would be adjusted accordingly.

         About RCM

         RCM Technologies, Inc., established in 1971, is a premier provider of business and technology solutions designed to enhance and maximize the performance of its customers through the adaptation and deployment of advanced information technologies and engineering services. RCM is an innovative leader in the design, development and delivery of these solutions and services to a variety of industries. RCM's offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

         The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks,uncertainties and other factors, including developments in the litigation described in this release, that could cause the Company's actual financial condition, results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to the Company's plans for recording a charge and providing a legal reserve with respect to the referenced litigation, whether plaintiffs will seek or be awarded pre-judgment interest, whether the Company will seek and obtain a new trial or a reduced award, and whether the Company will prevail on the referenced professional liability claims. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.
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